Exhibit 12


                                   EXHIBIT 12

                        UNUM CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)



                                                   Year Ended December 31,
                                              ---------------------------------
                                                1997        1996          1995
-------------------------------------------------------------------------------
Earnings:
Income before income taxes                     $536.4       $341.6       $381.9
   Add:  Fixed charges                           53.4         52.2         48.0
                                              -------     --------     --------
Earnings as adjusted                           $589.8       $393.8       $429.9
===============================================================================

Fixed charges:
   Interest expense                           $  42.4      $  40.7      $  37.2
    Interest portion of rent expense             11.0         11.5         10.8
                                             --------         ----      -------
Total fixed charges                           $  53.4      $  52.2      $  48.0
===============================================================================

Ratio of earnings to fixed charges               11.0          7.5          9.0
===============================================================================


For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.